Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.

Hamburg Labor Court
Decision
Reference: 12 Ca 115/23	In the legal dispute

Mr.
Michael Olaf Thamm
[***]
- Plaintiff -
Legal representative:
[***]
v.
Carnival plc
Carnival House
100 Harbour Parade, Southampton, Hampshire, SO15 1St
United Kingdom
- Defendant -
Legal representative:
Lawyers Freshfields Bruckhaus Deringer
Hohe Bleichen 7
20354 Hamburg

decides the Hamburg Labor Court, 12th Chamber,
by the judge at the labor court [***] as [***] on 1 November 2023:

The court declares that the parties have concluded a settlement with the following content in order to settle the legal dispute in accordance with Section 278 (6) ZPO:

§ 1    Termination of Service Agreement and Office / Garden leave

1.    The existing Service Agreement between the parties dated April 24, 2017 (the
"Service Agreement") and all other service or employment relationships existing between Plaintiff and Defendant or any other company of the Carnival/Costa Group (which includes Carnival plc, Carnival Corporation, Costa Crociere S.p.A., and their respective affiliates and subsidiaries, collectively, the "Group") shall terminate at the end of April 30, 2024 (the "Termination Date") as a result of the notice of termination by the Defendant dated April 4, 2023.

2.    Until the Termination Date, the Plaintiff shall remain irrevocably released of his duty to report to work with continued payment of his contractual remuneration and accrual of holiday entitlements (hereinafter “Garden Leave”).

3.    Pursuant to Section 5.5 of the Service Agreement, the Plaintiff shall – insofar as not already done or insofar as the companies of the Group have not already dismissed him – resign from his offices which he has held exclusively in the interest of the Defendant in other associations without undue delay.
§ 2    Financial Entitlements

1.    Until the Termination Date the Plaintiff shall continue to receive the pro-rated annual fixed salary in accordance with Section 2.1 and Section 2.2 of the Service Agreement in monthly instalments of EUR 71,687.50 gross as well as the insurance protection as per Section 3.1 of the Service Agreement.

2.    The following applies for the variable salary pursuant to Section 2.3 of the Service Agreement: As a lump-sum payment to settle all claims to variable remuneration pursuant to Section 3.3 of the Service Agreement contract for the plan year 2022 / 2023, the Plaintiff shall receive an amount of EUR 1,139,750.00 gross, payable on February 29, 2024.

3.    The parties agree that the Plaintiff is not entitled to any payments of variable remuneration beyond the payment pursuant to Section 2.2 of this settlement.

4.    The following applies for grants under the Carnival 2014 Employee Share Plan:

a.    Time Based Shares (TBS) granted on January 19, 2021 in the amount of 55,683 will not be forfeited with the conclusion of this settlement but will remain subject to the “Restricted Periods” and other restrictions in line with the TBS plan rules as set out in the TBS “Grant Agreement” and will vest as previously scheduled. The Group will not automatically sell to cover or withhold any TBS on the Plaintiff’s behalf. The Plaintiff may either preselect to sell all TBS immediately upon vesting or may hold or sell any vested TBS at his discretion. For the avoidance of doubt, and notwithstanding Section 2.9 of this settlement, the Plaintiff agrees and acknowledges that he is solely responsible for any tax obligations that result from either the vesting or sale of some or all of the TBS. The Plaintiff further agrees to either sell or transfer all remaining shares out the Group’s [***] system on or before [***].
b.    Management Incentive Plan-Tied Restricted Share Units (MTE) granted on February 21, 2023 in the amount of 55,246 MTE in total will not be forfeited with the conclusion of this settlement but will remain subject to the “Restricted Periods” and other restrictions in line with the MTE plan rules as set out in the MTE “Grant Agreement” and will vest as previously scheduled. The Group will not automatically sell to cover or withhold any MTE on the Plaintiff’s behalf. The Plaintiff may either preselect to sell all MTE immediately upon vesting or may hold or sell any vested MTE at his discretion. For the avoidance of doubt, and notwithstanding Section 2.9 of this settlement, the Plaintiff agrees and acknowledges that he is solely responsible for any tax obligations that result from either the vesting or sale of some or all of the MTE. The Plaintiff further agrees to either sell or transfer all remaining shares out the Group’s [***] system on or before [***].
c.    Performance-Based Restricted Share Units (PBS) granted on February 21, 2023 in the amount of 132,592 PBS in total will not be forfeited with the conclusion of this settlement but will remain subject to the “Restricted Periods” and other restrictions in line with the PBS plan rules as set out in the PBS “Grant Agreement” and will vest as previously scheduled. The Group will not automatically sell to cover or withhold any PBS on the Plaintiff’s behalf. The Plaintiff may either preselect to sell all PBS immediately upon vesting or may hold or sell any vested PBS at his discretion. For the avoidance of doubt, and notwithstanding Section 2.9 of this settlement, the Plaintiff agrees and acknowledges that he is solely responsible for any tax obligations that result from either the vesting or sale of some or all of the PBS. The Plaintiff further agrees to either sell or transfer all remaining shares out the Group’s [***] system on or before [***].
5.    In accordance with the plan rules of the Earnings Recovery Award (ERA), the Plaintiff is not entitled to any payments of the ERA.

6.    For the year 2023 and 2024 the Plaintiff is not entitled to the housing allowance in accordance with Section 3.2 of the Service Agreement.

7.    The Plaintiff has no further financial claims against the Defendant or any other company on the Group. This explicitly includes all entitlements to salary components (i.e. base and variable salary and all share-based entitlements).

8.    The Plaintiff shall retain full and unrestricted access to his [***] platform [User ID: [***]] beyond the time of the final vesting and that he shall receive the (technical)

support from the Defendant's employees that the Plaintiff was entitled to in the past or which was usually afforded to him. The Defendant is obliged to continue the securities account at least until the complete sale of the Defendant's shares held in the securities account as well as the shares still to be credited to the securities account which are still vesting on the basis of this settlement. The related costs shall be borne by the Defendant. As noted in Section 2.4 a)-c) the Plaintiff will either sell all remaining shares or transfer them out of the Group’s [***] system on or before [***].

9.    For the assessment periods in which a German or foreign tax liability results from this settlement, the Plaintiff will receive the same (technical) support from employees of the Defendant as the Plaintiff was entitled to in the past or was usually granted.

§ 3    Company car; Other Benefits

1.    The Plaintiff may privately use the company car ([***]) made available to him to the usual extent until the Termination Date. On the Termination Date at the latest, the Defendant shall collect the company car from the Plaintiff. The Plaintiff shall ensure that the company car is in proper condition and shall hand over all documents and accessories.
2.    The Plaintiff is no longer entitled to use the charter jet since the day of the commencement of the Garden Leave. Further, the Plaintiff is not entitled to incur travel costs, telephone costs, expenses, or other outlays at the Defendant's expense since the day of the commencement of the Garden Leave unless with the prior express written consent of the Defendant.

§ 4    Holidays

The irrevocable leave of absence settles all of the Plaintiff's vacation entitlements.

§ 5    Return of property of the Defendant

1.    The Plaintiff shall return all documents, data and other Defendant property in accordance with Section 6.3 of the Service Agreement. This includes, but is not limited to, the following items:
[***]

The return of the [***] shall be done by means of a professional dismantling and removing, which the Defendant shall organize in coordination with the Plaintiff at the expense of the Defendant.

2.    The Defendant will instruct a courier to collect the relevant documents, data and other Defendant property from the Plaintiff at the known address. For that purpose, a date must be agreed which must be within two weeks after the conclusion of this settlement.

§ 6    Confidentiality

1.    The Plaintiff shall continue to keep all confidential Defendant and Group information strictly confidential in accordance with Section 6.2 of the Service Agreement, also after the Termination Date.

2.    The Plaintiff and the Defendant shall keep the existence and the content of this settlement strictly confidential unless and only to the extent that disclosure is legally mandated (e.g., vis-à-vis the tax authorities or the U.S. Securities and Exchange Commission or in a court proceeding to enforce the terms hereof).
§ 7    Secondary employment, contractual and post-contractual non-compete obligation

1.    Until the date of termination, the Plaintiff shall be bound by the clause that relates to secondary employment pursuant to Section 6.1 of the Service Agreement and the contractual non-competition clause pursuant to Sections 7.1, 7.2, 7.3, 7.7 and 7.8 of the Service Agreement until the Termination Date.

2.    The post-contractual non-competition clause agreed in Section 7 of the Service Agreement, which the Defendant has already waived, shall be abrogated with immediate effect and the Plaintiff shall therefore not be prevented from competing activities as of the Termination Date and the Defendant shall not be obliged to pay a non-compete compensation.

§ 8    Non-disparagement

The parties shall refrain from any negative or disparaging comments about each other. In relation to the Plaintiff this shall also apply with regard to all other companies of the Group as well as with regard to the officers and employees of the Defendant and other companies of the Group.

§ 9    Cooperation concerning tax matters

1.    The parties shall cooperate in good faith with respect to all (currently pending or future) tax matters in connection with the Plaintiff’s service and employment relationships with entities of the Group. This includes, but is not limited to, the Plaintiff completing any and all Director and Officer Questionnaires or any other forms related to or in connection with the Defendant’s annual reporting requirements.

2.    For the avoidance of doubt, the provisions set forth in the agreement regarding the reimbursement of wage taxes between the parties dated November 20, 2019 (Compensation Agreement) shall remain unaffected by this settlement.

3.    The Defendant shall assist the Plaintiff in asserting his pension claims against the Italian pension fund to the extent necessary.

§ 10    Settlement clause

1.    The parties agree that, with the exception of the claims stipulated in this settlement, all claims of the Defendant, or any other company of the Group against the Plaintiff and all claims of the Plaintiff against the Defendant, or any other company of the Group arising from and in connection with the Service Agreement and its termination, irrespective of the legal grounds, whether known or unknown, shall be settled upon the conclusion of this settlement, to the extent permitted by law; the Defendant shall act as the representative of the other companies of the Group in this respect. This does not apply to claims arising from acts which the Plaintiff has performed with intent or gross negligence. The settlement of the dispute shall result in the loss of the claim. With regard to the Plaintiff’s service as a member of the board of directors and executive member of the board of directors of Costa Crociere S.p.A., the Defendant additionally makes the declarations set forth in Annex°1 which is part of this settlement.

2.    With fulfilment of all obligations from this settlement, all claims of the Plaintiff existing at the time of the conclusion of this settlement against all persons employed by the Defendant, or any other company of the Group at the time of the conclusion of this settlement arising from and in connection with the Service Agreement and its termination, irrespective of the legal grounds, whether known or unknown, shall be settled to the extent permitted by law. The settlement of the dispute shall result in the loss of the claim.

3.    Excluded from the above paragraphs (1.) and (2.) are claims resulting from injury to life, body or health as well as from intentional or grossly negligent breaches of duty as well as claims which are excluded from the agreed compensation clause by law, in particular mandatory statutory minimum wage claims (e.g. the German Minimum Wage Act, Mindestlohngesetz, MiLoG).

§ 11    Assumption of costs

Each party shall bear its own costs; any court costs shall be divided equally.

§ 12    Severability

If any provision of this settlement should be or become invalid, the validity of the remaining provisions of this settlement shall not be affected thereby. An invalid provision shall be replaced by a provision that reaches as close as possible the economic purpose pursued by the parties by means of the invalid provision.

§ 13    Applicable law / side agreements / written form

1.    This settlement is subject to German law and must be interpreted accordingly.

2.    This settlement contains all the agreements and arrangements made between the parties. There are no oral side agreements. Modifications of and/or amendments to this settlement shall only be valid if made in writing. This shall also apply to the cancellation or amendment of the requirement of the written form. Sec. 305b of the German Civil Code shall remain unaffected.

Annex 1

The Defendant declares:

"Since April 27, 2023, Mr. Thamm is no longer a member of the Board of Directors and Managing Director of our subsidiary Costa Crociera S.p.A., with registered office in 16121 Genoa, Piazza Piccapietra, 48, stradario 48020, tax number, VAT number and registration number in the Commercial Register of the Genoa Chamber of Commerce 02545900108 (the "Costa"),

With the court recording of the settlement

(a)    we fully and irrevocably authorize, approve and certify each and every activity and act performed by Mr. Thamm in connection with the above-mentioned positions, including each and every activity and act contained in Costa's accounting records and/or in its balance sheets and/or in the minutes of its corporate bodies and/or in Costa's records;

(b)    we fully and irrevocably release, exonerate and exempt Mr. Thamm from any and all liability in connection with the above-mentioned positions and with the activities and acts performed by Mr. Thamm within the above-mentioned positions from his first appointment up to (and including) the present day;

(c)    we irrevocably waive, also for the purposes of Articles 2392, 2393, 2393-bis, 2394, 2394-bis, 2395, Italian Civil Code, all claims, rights and remedies that we or Costa may have against Mr. Thamm in connection with the above-mentioned positions and/or with the activities and acts performed by Mr. Thamm within the above-mentioned positions from your his appointment up to (and including) the present day;

(d)    we irrevocably commit not to raise any claim against Mr. Thamm and to ensure that Costa and its current and future shareholders do not raise any claim against Mr. Thamm arising out of or in connection with the activities and acts performed by Mr. Thamm as part of the above-mentioned positions from his first appointment up to (and including) the present date, including any activity and act contained in the accounting records of Costa and/or in its balance sheets and/or in the minutes of its corporate bodies and/or in the records of Costa;

(e)    we irrevocably commit to fully indemnify Mr. Thamm from and against any and all damages, claims, demands, losses, requests for payment, liabilities, costs and expenses (including attorneys' fees) to which Mr. Thamm is and/or will be subjected in respect of or in connection with any action, suit or claim of any kind brought by us and/or by Costa and/or by Costa’s subsidiaries and/or by Costa’s shareholders and/or by third parties in any form and for any reason in connection with the above-mentioned positions and/or with the activities and actions performed by Mr. Thamm as part of the above-mentioned positions from his first appointment up to (and including) the present date, including any activity and action contained in Costa's accounting records and/or in its balance sheets and/or in the minutes of its corporate bodies and/or in Costa's records.

The above declarations and obligations do not apply to activities and actions performed by Mr. Thamm with intent or gross negligence.

In the event of a transfer of control of Costa and in the event of any change in the shareholder structure of Costa, we irrevocably commit ourselves, also pursuant to Article 1381 of the Italian Civil Code, to cause the respective purchasers and/or the new shareholders to adopt the same obligations set forth in this letter mutatis mutandis.

The foregoing declarations and obligations are firm, binding and irrevocable without requiring your express acceptance and shall remain effective and binding until all possible claims against Mr. Thamm in connection with the above-mentioned positions are finally time-barred pursuant to the applicable statute of limitations.

This declaration is subject to Italian law."

Information on legal remedies:

This decision is incontestable.

[***]

Document signed by: [***], Justice of the Free and Hanseatic City of Hamburg on: 01 Nov. 2023 08:38